Exhibit 11.1

3SBio Code of Ethics

1. Definitions

“3SBio” or “Company”: 3SBio Inc. and its subsidiaries.

“Code”: This Code of Ethics.

“Employee”: Anyone who works for 3SBio, whether on a full-time, part-time, consultative or temporary basis, under the terms of any employment agreement with 3SBio.

“Working Place”: All places owned, rented or in other ways occupied by the Company or off-site work locations used by consultants/employees employed by the Company, and where the Company frequently conducts its business activities, including offices and work sites.

2. Purpose

The Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United State Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

3SBio’s Board of Directors has adopted Corporate Governance policies that reinforce our commitment, and to reflect and promote 3SBio’s responsible business practices and corporate citizenship. Copies of our Corporate Governance Policies adopted by the Board of Directors are available in this section on our website.

3. Compliance Committee and Reporting

The Board has established a compliance committee (the “Compliance Committee”) and appointed a Compliance Officer (the “Compliance Officer”) to handle reporting of violations of laws, government rules and regulations, the Code or other of the Company’s policies, any notice of wrongdoing by any Employees, or any compliant or concern as to the Company’s accounting, internal accounting controls, public disclosure or auditing matters. If you have any questions regarding the Code or would like to report any violation, please call Clara Mak, the Compliance Officer at 024-2581-1820 ext 308 or email her at cmak@3sbio.com or contact any member of the Compliance Committee listed below:

Clara Mak	at 024-2581-1820 ext 308 or email cmak@3sbio.com;
Jun Ding	at 024-2581-1820 ext 372 or email dingjun@3sbio.com
Ming Hu	at 024-2581-1820 ext 306 or email huming@3sbio.com and
Ke Li	at 024-2581-1820 ext 303 or email like@3sbio.com.cn

Reporting as to violations of laws, government rules and regulations, the Code or other of the Company’s policies involving an executive officer, which include the Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer, Chief Technology Officer, Vice Presidents and Finance Controller and any other executive officers of the Company or persons who perform similar functions for the Company, any notice of wrongdoing by such officers, or to report matters anonymously, should be made to the audit committee of the Board at:

Audit Chairman: Mr. Lawrence Wizel email at lwizel@Amper.com

In addition, any approvals sought as pursuant to the provisions of this Code or other corporate governance standards of the Company must be obtained in writing and approved by two members of the Compliance Committee or as otherwise determined by the Company from time to time.

4. Questions about the Code; Reporting Suspected Violations

Inevitably, the Code addresses questions and situations that escape easy definition. No corporate ethics Code can cover every possible question of business practice. There may be times when you are unsure how the Code applies.

Any questions about how to interpret the Code should be raised with the Compliance Committee. If you know of or suspect any illegal or unethical conduct, or any other violation of the Code, you should promptly report this to your supervisor. If you are not comfortable doing so for any reason, or if you feel appropriate action is not being taken, you should contact any member of the Compliance Committee, the Chief Executive Officer, or the Chairman of the Audit Committee of the Board of Directors (the “Board”). You are not required to identify yourself when reporting a violation.

To the extent possible, the Company will endeavor to keep confidential the identity of anyone reporting a violation of the Code. The Company will also keep confidential the identities of Employees about whom allegations of violations are brought, unless or until it is established that a violation has occurred. It is the Company’s policy that retaliation against Employees who report actual or suspected Code violations is prohibited. Anyone who attempts to retaliate will be subject to disciplinary action, up to and including dismissal.

4.1 Working Place

Each Employee has a duty to maintain a Working Place free of violence or harassment. Any violence or harassment (including but not limited to, sexual harassment) within the Company will not be tolerated and will lead to disciplinary actions, including dismissal.

Conviction of any crime committed by any Employee inside or outside the Company will result in dismissal of such Employee.

4.2 Conflicts of Interest

The Company relies on the integrity and undivided loyalty of its Employees. The Company expects each Employee to maintain the highest level of objectivity in performing his or her duties. Each Employee is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of the Company. Employees must not allow personal considerations or relationships to influence them in any way when representing the Company in business dealings.

All Employees must exercise great care any time their personal interests might conflict with those of the Company. The appearance of a conflict of interest often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. The following sections review several common problems. The list is not exhaustive. Each Employee has the responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit the Company, and to discuss any conflict openly and candidly with the Company.

4.3 Related Party Transactions

The Company is required to describe any transaction, since the beginning of its last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

All employees must provide the following disclosure with respect to each related person transaction:

•	the person’s name and relationship to the company;

•	the person’s interest in the transaction with the company, including the related person’s relationship to or ownership interest in the other party to, or which has an interest in, the transaction; and

•	the dollar value of the amount involved, and of the related person’s interest in the transaction.

“Related persons” are defined to include directors, executive officers, nominees for the board (if information is being presented in a proxy statement), beneficial owners of 5% or more of any class of the company’s voting securities, and their immediate family members. Immediate family members include children, stepchildren, parents, stepparents, spouses, siblings, parents-in-law and siblings-in-law, and any person sharing the household of the director, executive, nominee, or shareholder, other than tenants and employees.

4.4 Payments and Gifts

Employees who deal with the Company’s customers, suppliers, strategic partners or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no Employee should ever receive a payment or anything of value in exchange for a decision involving the Company’s business. Similarly, no Employee of the Company should ever offer anything of value to government officials or others to obtain a particular result for the Company. Bribery, kickbacks or other improper payments have no place in the Company’s business. Such transactions may result in violation of various laws, including the United States Foreign Corrupt Practices Act (the “FCPA”). Company policy prohibits any Employee from making any payment or engaging in any transaction that is prohibited by the FCPA.

The Company recognizes exceptions for gifts of nominal value (less than RMB200 per annum) or customary business entertainment, when a clear business purpose is involved. If you are in doubt about the Code’s application, the Compliance Committee should be consulted.

The following sections identify areas for specific attention:

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Payment to Suppliers - Commissions or compensation shall be paid only to those suppliers, sales representatives, agents or consultants who have entered into agreements with the Company. Payment to others for their assistance in obtaining orders shall be made only if it is lawful, reasonable and customary in the industry and country. No payment shall be made to any government official or to a company in which any government official has some personal interest, unless such payment is lawful and has been approved by the Compliance Committee. No payment of any commission or compensation shall be made in cash.

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Political Contributions - No political contribution shall be made with the funds or assets of the Company. Contributions made with personal funds or assets are not subject to this prohibition. Under no circumstances shall the Company reimburse anyone for personal political contributions.

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Gifts to Third Parties - Payment of commissions or gifts to any Employee or supplier of our customers is strictly forbidden. Payment of bonuses to a third party may be made only when such payment has been approved and announced by the Company. In the ordinary course of business, offering gifts of promotional items or conferring special treatment to customers and suppliers may be allowed only if:

(i)	it is customary in the business;

(ii)	it is of such small value that in no way will it deemed a bribe or kick-back;

(iii)	it is not made or provided in an illicit or immoral manner; and

(iv)	the reputation of the Company will not be tarnished if such gifts or special treatment is disclosed.

All gifts, payments and special treatment must be properly accounted for, and all gifts and payments exceeding RMB200 must be approved by any two members of the Compliance Committee in accordance with paragraph 3 of this Code or as otherwise determined from time to time by the Company.

4.5 Personal Financial Interests

Employees should avoid any outside financial interests that might be in conflict with the interests of the Company. No Employee may have any significant direct or indirect financial interest in, or any business relationship with, a person or entity that does business with the Company or is a competitor of the Company, unless the Employee receives prior approval from the Compliance Committee. A financial interest includes any interest as an owner, creditor or debtor. This policy does not apply to an Employee’s arms-length purchase of goods or services for personal use, or to the ownership of shares in a publicly held corporation.

You must disclose to the Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, your judgment or decisions as a Company Employee. The Compliance Committee will then determine if there is a conflict and, if so, how to resolve it without compromising the Company’s interests.

4.6 Corporate Boards

A director of an organization has access to sensitive information and has the ability to chart the course of such organization. If you are invited to serve as a director of an outside organization, the Company must take safeguards to shield both the Company and you from even the appearance of impropriety. For that reason, any Employee invited to join the Board of Directors of another organization (including a non-profit or other charitable organization) must obtain the prior approval of the Compliance Committee. In particular:

•	No Employee shall serve as a director on the Board of Directors of a competitor of the Company.

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Without prior approval of the Compliance Committee, no Employee shall serve on the Board of Directors of another organization that promotes or supports any product or service of a competitor of the Company.

•	Without prior approval of the Compliance Committee, no Employee shall serve on the Board of Directors of any organization who is a customer or supplier of the Company.

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While serving on the Board of Directors of another organization, an Employee should either resign or withdraw from taking part in making decisions on any issues with respect to which there is or could be conflict of interest in relation to the Company.

•	An Employee who is nominated by the Company to serve as director of another organization shall receive no perquisite or stock options for such service.

4.7 Corporate Opportunities

An Employee must not divert for personal gain any business opportunity available to the Company. An Employee’s duty of loyalty to the Company is violated if the Employee personally profits from or otherwise misappropriates a business opportunity that rightfully belongs to the Company. This problem could arise, for example, if an Employee becomes aware of an investment opportunity (either a debt or equity transaction) in which the Company is or may be interested, and then participates in the transaction personally or informs others of the opportunity before the Company has the chance to participate in the transaction.

4.8 Employment Outside the Company and Personal Business Activities

Employees should avoid any outside employment which may conflict with their duty of loyalty to the Company and the interests of the Company. In particular:

•	No Employee shall work, directly or indirectly, for any competitor of the Company as an Employee, contractor, consultant, or in any other capacity.

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Without prior written approval of the Compliance Committee, no Employee shall work, directly or indirectly, for any customer or supplier of the Company as an Employee, contractor, consultant, or in any other capacity.

•	Without prior written approval of the Compliance Committee, no Employee shall sell any product or provide any service to anyone that is similar to a product sold or service provided by the Company.

•	No Employee shall sell any product or service of a competitor or in any way support or promote the sale of any product or service of a competitor.

•	During normal business hours when an Employee is working for the Company, he or she shall not perform any work for any other company.

•	No Company resource, such as the Company’s computer network and office equipment, shall be used by an Employee to perform work for any other company.

Employees should raise any questions about the Company’s policies on outside employment and the relevant application procedures with the Company’s Human Resources and Administration Department.

4.9 Reporting Potential Conflicts of Interest

Employees shall promptly report to the Compliance Committee any relationship out of which a conflict of interest arises or could arise. The Company may respond in either of the following two ways:

(i)	the Company has no objection to the relationship at present but may review the matter again in the future; or

(ii)	such relationship presents a conflict of interest and the Employee must take corrective measures satisfactory to the Company.

5. Use and Protection of Company Assets

Proper use and protection of the Company’s assets are the responsibilities of all Employees. Company facilities, materials, equipment, information and other assets should be used only for conducting the Company’s business and may not be used for any unauthorized purpose. Employees should guard against waste and abuse of Company assets in order to improve the Company’s productivity and competitiveness. In particular:

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It respects the software copyright of others and expects others to respect the Company’s copyrights to the same degree. All Employees must comply with relevant copyright laws and under no circumstances shall Employees use software in a manner that is unlawful or in breach of any software licensing agreement.

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An Employee’s personal use of the Company’s computer network should be kept to a minimum. The use of such network for transmitting private business letters, chain letters, or any type of correspondence which is threatening or harassing in nature or constitutes blackmail, is specifically forbidden. Abusive use of the Company’s network is a serious violation of this Code, and may be a cause for termination of such person’s employment with the Company.

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Any e-mail, voice message and other communicative material stored on the Company’s network shall be deemed the property of the Company. No one shall claim the right of privacy over information received through, stored on, or dispatched by the Company’s network.

6. Confidentiality

All information proprietary to the Company’s business is the property of the Company. One of the Company’s most important assets is its confidential corporate information. The Company’s legal obligations and its competitive position often mandate that this information remain confidential.

Confidential corporate information must not be disclosed by you to anyone outside the Company, except for a legitimate business purpose (such as contacts with the Company’s accountants or its outside lawyers). Even within the Company, confidential corporate information should be discussed only with those Employees who have a need to know the information. Your obligation to safeguard confidential corporate information continues even after you leave the Company. Before disclosing any corporate information to a third party, such third party should execute a confidentiality and non-disclosure agreement with respect to the information given.

The same rules apply to confidential information relating to other companies with which the Company does business. In the course of the many pending or proposed transactions that the Company has under consideration at any given time, there is a great deal of non-public information relating to other companies to which the Company’s Employees may have access. This could include “material” information that is likely to affect the value of the securities of the other companies.

6.1 Classification of Company Documents

The documents of the Company shall be classified into the following four classes and treated accordingly. No other classifications shall be used:

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“3SBio Private – Not to Be Copied” - These documents are prepared exclusively for the Company’s management to make important business decisions. They shall not be disclosed outside senior management and shall not be copied without the authors’ written permission. These documents include financial reports, strategic business plans, important technical data/documents, R&D plans and the marketing plans for specific products. These documents must be shredded when they are disposed.

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“3SBio Confidential” - These documents include non-published organizational charts, human resource information, tender documents, sales forecasts, research and development data and records, and customer lists and information. These documents must be shredded when they are disposed.

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“For 3SBio Internal Use Only” - Even though these materials, such as the Company’s directory, are widely used within the Company, they are nevertheless confidential documents, and should be kept for internal use only.

•	“3SBio Proprietary” - This includes information that is disclosed to the Company’s suppliers and other third parties. Such information should not be disclosed or copied without proper authorization.

6.2 Disclosure of Confidential Corporate Information

Confidential corporate information in relation to the Company’s financial performance (e.g. quarterly financial results of the Company’s operations) or other transactions or events can have a significant impact on the value of the Company’s securities. Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties. The Company’s normal policy is to disseminate important information in a timely fashion. Disclosure of information which is likely to affect the price of the Company’s stock shall be made only by designated spokespersons of the Company in strict compliance with all applicable laws and the Company’s Corporate Disclosure Control Policy. Any inquiries by securities or financial analysts should be directed to those designated persons.

6.3 Insider Trading

The Company has issued a detailed “Statement of Company Policy Regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees” (the “Insider Trading Policy”) regarding the use of confidential information in connection with trading in securities. You should become familiar with this policy and the procedures it requires. If you have any questions regarding trading in the Company’s securities or if you have not received a copy of the Insider Trading Policy, you should contact the Company’s Legal Department, or any member of the Company’s Compliance Committee.

Any violation of the Insider Trading Policy may lead to severe civil penalties and criminal liability. If you think you may possess material non-public information, you are urged to consult with the Company’s Legal Department or the Compliance Committee before engaging in any securities transaction.

7. Internal Accounting Controls

The Company places the highest priority on maintaining “best practices” in its financial disclosure. The Company’s annual reports, quarterly reports and press releases, and other public disclosure of the Company’s financial results, reflect how seriously the Company takes this responsibility.

To this end, the Company has issued a detailed “Corporate Disclosure Policy” which, among other things, requires meetings of the Compliance Committee on a quarterly basis to discuss the state of the Company’s internal controls, reporting systems and the integrity of its financial information relative to its disclosure obligations. The Compliance Committee assists senior management and the Audit Committee of the Board in overseeing the Company’s internal control systems and evaluation of its public disclosure processes.

Each Employee must help senior management and the Board maintains the integrity of the Company’s financial records. Employees shall comply with all relevant accounting rules and principles, as well as the accounting guidelines of the Company. Under no circumstances shall any Employee hide any funds or assets or keep them “off the books.” The Company’s accounting books and records shall be duly kept and shall not include any false or misleading items. No payment shall be made from the Company’s funds or assets without proper supporting documents describing in detail the purpose and nature of such payment. Without proper authorization, no Employee shall have access to the Company’s accounting books and records or make use of the Company’s assets.

If you ever observe conduct that causes you to question the integrity of the Company’s internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of the Company’s financial reporting, it is imperative that you bring these concerns to the Compliance Committee’s attention immediately. If you are not comfortable providing your name, you may report your concerns anonymously. Retaliation against an Employee for raising these issues is strictly prohibited.

8. Legal Compliance

Pertinent laws of every jurisdiction in which the Company operates must be followed. Each Employee is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to the Company’s management who in turn will seek legal advice from the Company’s legal counsel as appropriate.

9. Fraud and Similar Irregularities

Company policy prohibits fraud. Fraud includes, but is not limited to:

•	dishonest or fraudulent acts;

•	embezzlement;

•	forgery or alteration of negotiable instruments such as Company checks and drafts;

•	misappropriation of Company, Employee, customer, partner or supplier assets;

•	conversion of cash, securities, supplies or any other Company asset for personal use;

•	unauthorized handling or reporting of Company transactions; and

•	falsification of Company records or financial statements for personal or other reasons.

Any Employee who suspects that any fraudulent activity may have occurred is required to report such concern to the Compliance Committee.

Employees are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditors for the purpose of rendering the Company’s financial statements misleading.

Examples of prohibited conduct include, but are not limited to:

•	threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

•	seeking to have an audit partner removed from the audit because the partner objects to the Company’s accounting;

•	providing an auditor with inaccurate or misleading analysis;

•	offering or making bribes, including offering future employment or contracts for non-audit services; and

•	blackmailing or making physical threats.

10. Disclosure of the Code

The Company shall make the Code available to the public via one or more of the following methods:

•	the Company may file a copy of the Code as an exhibit to its annual report on Form 20-F;

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the Company may post the text of the Code on its Internet website, provided however, that the Company also must disclose its Internet address and intention to provide disclosure in this manner in its annual report on Form 20-F; or

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the Company may provide an undertaking in its annual report on Form 20-F to provide a copy of the Code to any person without charge upon request. The Company shall disclose, in a timely manner, on Form 6-K:

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the nature of any amendment to the Code that applies the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Specified Officers”); and

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the nature of any waiver, including an implicit waiver, from a provision of the Code granted by the Company to one of the Specified Officers, the name of the person to whom the Company granted the waiver and the date of the waiver.

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Certification

I certify that I have received, read, and understood the 3SBio Code of Ethics. I promise to comply with the terms of the Code of Ethics and understand that violation of the Code may lead to sanctions, including dismissal.

To the best of my knowledge and belief, neither I nor any member of my family is presently engaged in any activity or conduct that is required to be disclosed under the 3SBio Code of Ethics or that does or may conflict with the Code of Ethics, except as follows [list any relevant situations, e.g., personal financial transactions or relationships with any customers, vendors or other third parties; Board memberships; legal compliance concerns; etc.]:

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